Exhibit 4.7



             Form of Designation of Terms and Conditions Relating to
                   the Series C Convertible Preferred Shares

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               TERMS OF 8% CONVERTIBLE PREFERRED SHARES, SERIES C
               AMERICAN BIO MEDICA CORPORATION (the "Corporation")

     1. Designation and Amount. There is hereby established a series of Preferred Shares to be designated as the "8% Convertible Preferred Shares, Series C" (the "Series C Convertible Preferred Shares") and the number of shares which shall constitute such series shall be one hundred (100) shares, with a stated value (the "Stated Value") of U.S. $10,000 per share.

     2. Dividends.

(a) General. The Holders of Series C Convertible Preferred Shares shall be entitled to receive preferential dividends in an amount equal to a rate of return of 8% of the Stated Value per annum from the date of issuance (with appropriate proration for any partial dividend period). Such cumulative dividends shall be payable in cash.

(b) Dividends Cumulative. Dividends on the Series C Convertible Preferred Shares shall accrue and be cumulative from the date of issuance, whether or not earned and whether or not in any dividend period there shall be surplus or net profits of the Corporation legally available for the payment of such dividends.

(c) Equality of Shares. No dividend shall be declared or set apart for any of the Series C Convertible Preferred Shares for any period unless at the same time a like proportionate dividend for the same period shall be declared or set apart for all the Series C Convertible Preferred Shares then outstanding and entitled to receive such dividend.

(d) Restrictions with Respect to Junior Shares. So long as any Series C Convertible Preferred Shares shall remain outstanding, no dividend shall be declared or paid or set apart for payment on the Common Shares or any other class of shares ranking junior to the Series C Convertible Preferred Shares in either payment of dividends or liquidation (all such junior classes of shares including, without limitation, the Common Shares, hereinafter referred to collectively as the "Junior Shares") unless full dividends (including interest on any accumulations of dividends) on all outstanding Series C Convertible Preferred Shares shall have been paid in full for all past dividend periods and the dividends on all outstanding Series C Convertible Preferred Shares for the then current dividend period shall have been paid or declared and sufficient funds set apart for payment thereof.

     3. Liquidation Preference.

(a) General. The Series C Convertible Preferred Shares shall be preferred over the Common Shares and any other class or series of Junior Shares. In the event of any liquidation or dissolution or winding up of the Corporation, the Holders of Series C Convertible Preferred Shares shall be entitled to receive, after payment or provision for payment of the debts and other liabilities of the Corporation, out of the assets of the Corporation available for distribution to its shareholders, all accumulated and unpaid dividends before any distribution of the assets shall be made to the Holders of the Common Shares or any other class or series of Junior Shares. After payment of accumulated dividends on the Series C Convertible Preferred Shares shall have been made in full as provided in the preceding sentence, but not prior thereto, the Preferred Shares, the Common Shares and any other series or class of Junior Shares shall, subject to the respective terms and provisions, if any, applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, with the Series C Convertible Preferred Shares sharing therein in an amount per share of Series C Convertible Preferred Shares equal to the amount to be distributed on each share of Common Shares multiplied by a fraction the numerator of which is the Stated Value of such share of Series C Convertible Preferred Shares and the denominator of which is the then current Conversion Price (as defined below).

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(b)  Distributions  Pro Rata. If upon any  liquidation or dissolution or winding up of the Corporation the amounts payable on or with respect to the Series C Convertible Preferred Shares together with the amounts payable on or with respect to all classes or series of shares ranking on a parity with the Series C Convertible Preferred Shares as to distribution of assets are not paid in full, the Holders of Series C Convertible Preferred Shares together with all classes or series of shares ranking on a parity with the Series C Convertible Preferred Shares as to distribution of assets shall share pro rata in any distribution of assets in respect of the shares held by them upon such distribution in proportion to the amounts that would have been distributable to each such class or series if all amounts payable on or with respect to the Series C Convertible Preferred Shares and any other class or series of shares that so ranks on a parity with the Series C Convertible Preferred Shares had been paid in full.

(c) Merger or Consolidation. Neither the merger or consolidation of the Corporation with another corporation nor the sale or lease of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation or dissolution or winding up of the Corporation.

(d) Notice Required. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating the payment date and the place where the distributable amount shall be payable and stating the anticipated amount of any such distributable amount, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to the Holders of record of Series C Convertible Preferred Shares at their respective addresses as the same shall then appear on the books of the Corporation.

     4. Conversion.

(a) General. Series C Convertible Preferred Shares may be converted at the option of the Holder thereof, or otherwise as provided below, into fully paid and nonassessable Common Shares of the Corporation at a price (the "Conversion Price") equal to the lesser of: (i) $3.50, or (ii) twenty-five percent (25%) off the Market Price per share of Common Shares on the date of conversion. For purposes of this subparagraph (a) the Market Price per share of Common Shares on any date shall be deemed to be the average of the daily closing bid prices for the twenty (20) consecutive trading days ending on the trading day prior to the day in question. "Closing price" on any day when used with respect to the Common Shares means the reported closing bid price therefor as reported by Reuters, or if not so reported the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Holder for that purpose.

(b) Adjustments. The Conversion Price and the kind and amounts of securities and property for which Series C Convertible Preferred Shares may be converted shall be subject to adjustment from time to time as follows:

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     (i)  If, at any time after the issuance of Series C  Convertible  Preferred
          Shares, the Corporation shall (A) declare or pay a dividend, or make a distribution, to all Holders of its Common Shares in Common Shares,
          (B) subdivide its outstanding Common Shares into a greater number of Common Shares, (C) combine its outstanding Common Shares into a smaller number of Common Shares, or (D) issue by reclassification of its Common Shares (other than a subdivision or combination thereof or a change in par value) any securities, the Conversion Price in effect immediately prior to such action shall be adjusted so that any Holder of Series C Convertible Preferred Shares thereafter surrendered for conversion shall be entitled to receive the kind and number of Common Shares of the Corporation and/or other securities which he would have owned or been entitled to receive immediately following such action
          had  such  Series  C  Convertible   Preferred  Shares  been  converted
          immediately prior thereto. Any adjustment made pursuant to this Paragraph (b)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

     (ii) If, at any time after the date of issuance of Series C Convertible Preferred Shares, the Corporation shall distribute to all or substantially all Holders of its Common Shares either (A) evidences of indebtedness or assets (excluding cash dividends or distributions) or
          (B) any other securities of the Corporation or any rights, warrants or options to subscribe for, purchase or otherwise acquire securities of the Corporation in a transaction not covered by Paragraph (b)(i) above (any of which are referred to herein as "Other Securities"), then and in any such case the Corporation shall either distribute such Other Securities to the Holders of Series C Convertible Preferred Shares or reserve for the benefit of the Holders of Series C Convertible Preferred Shares such amount of such Other Securities as the Holders of all Series C Convertible Preferred Shares then outstanding would have owned or been entitled to receive immediately following such action had the Series C Convertible Preferred Shares been converted into Common Shares immediately prior thereto. In addition, the Corporation shall either distribute to, or reserve for the benefit of, the Holders of Series C Convertible Preferred Shares any principal, interest, dividends or other property payable with respect to such Other Securities as and when such interest, dividends or other property is distributed to the Holders of Common Shares. If such a reserve is made, as and when each such share of Series C Convertible Preferred Shares is converted, the Holder of such share shall be entitled to receive from the Corporation his share of such Other Securities together with the principal, interest, dividends or other property payable with respect thereto.

     (iii)All calculations under this Section 4 shall be made to the nearest one-tenth of a cent or to the nearest one thousandth of a share, as the case may be. No adjustment shall be required unless such adjustment would result in an increase or decrease of at least one percent (1%) of the Conversion Price; provided, however, that any adjustments which by reason of this subparagraph (iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

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     (iv) Whenever  the  Conversion  Price is adjusted or Other  Securities  are reserved as herein provided, the Corporation shall mail or cause to be mailed a copy of a statement, verified by its independent certified public accountants, setting forth the required adjustments or the nature and amount of Other Securities, as the case may be, to each person who is a registered Holder of Series C Convertible Preferred Shares at such person's last address as the same appears on the books of the Corporation. Each adjustment shall remain in effect until a subsequent adjustment is required hereunder. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of any action taken. Following any adjustment to the Conversion Price, the Holders of Series C Convertible Preferred Shares shall be entitled, by themselves or through attorneys or accountants retained by them, to inspect the books and records of the Corporation in order to verify such adjustment. Such inspection shall be at the expense of the Holders of Series C Convertible Preferred Shares requesting such inspection unless such inspection reveals an error in the adjustment equal to 5% or more of the lower applicable Conversion Price, in which case the Corporation shall promptly
          reimburse  the  Holders  for  all  expenses   incurred  in  connection
          therewith.

     (v) If at any time, as a result of an adjustment made pursuant to Paragraph (ii) above, the Holders of Series C Convertible Preferred Shares shall become entitled to receive upon conversion any Other Securities, thereafter the number of such Other Securities receivable upon conversion of Series C Convertible Preferred Shares and the price of the Other Securities shall be subject to adjustment from time to time and in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Series C Convertible Preferred Shares contained in Paragraphs (i) and (ii), above.

(c) Merger or Consolidation. In case of a merger or consolidation of the Corporation with or into another corporation, or the sale or transfer of all, or substantially all, of the property or assets of the Corporation, the Holders of Series C Convertible Preferred Shares shall thereafter have the right to convert each of such shares into the kind and amount of shares or other securities and property (including cash) receivable (the "Consideration") upon such merger, consolidation or sale by a Holder of the number of Common Shares (whether whole or fractional) into which such Series C Convertible Preferred Shares might have been converted immediately prior to such merger, consolidation or sale (all of which Consideration shall be reserved and become payable upon conversion in the same manner as for Other Securities pursuant to Paragraph (b)(ii) above and shall be adjusted as provided in Paragraph (b) above), and shall have no other conversion rights under these provisions and, in addition, the Corporation shall reserve, on a current basis as and when distributed, for payment upon conversion, in the same manner as required for Other Securities pursuant to Paragraph (b)(ii) above, any interest, dividends, other shares, securities or property distributable with respect to the Consideration, the same as if such Series C Convertible Preferred Shares had been converted immediately prior to such merger, consolidation, or sale of assets; and effective provision shall be made in the charter of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the adjustment of the conversion terms of the Series C Convertible Preferred Shares shall thereafter be applicable, as nearly as reasonably may be, to any of the Consideration deliverable upon conversion of Series C Convertible Preferred Shares remaining outstanding or other convertible Preferred Shares received in place thereof. Any such resulting or surviving corporation shall expressly assume the obligation to deliver the Consideration, upon the exercise of the conversion right, (and, to that end, shall reserve sufficient Consideration to issue, distribute and/or pay the Holders of Series C Convertible Preferred Shares as if all such shares were converted) as Holders of Series C Convertible Preferred Shares remaining outstanding, or other convertible Preferred Shares received by such Holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for protection of conversion rights as above provided.

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(d)  Notices.  If, at any time while Series C Convertible  Preferred  Shares are outstanding, the Corporation shall (i) declare a dividend (or any other distribution) on its Common Shares, other than in cash, or (ii) reclassify its Common Shares (other than through a subdivision or combination thereof or a change in par value) or become a party to any consolidation or merger or sale or transfer of all or substantially all of the assets of the Corporation, for which approval of the holders of its shares is required, then the Corporation shall cause to be mailed to registered Holders of
     Series C Convertible Preferred Shares, at their last addresses as they shall appear on the books of the Corporation, at least thirty (30) days prior to the applicable record date hereinafter specified, a notice stating
     (x) the date on which a record is to be taken for the purpose of such dividend or distribution, or, if a record is not to be taken, the date as of which Holders of Common Shares of record to be entitled to such dividend or distribution are to be determined, or (y) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that Holders of record of Common Shares shall be entitled to exchange their Common Shares
     for  securities  or  other  property,   if  any,   deliverable   upon  such
     reclassification, consolidation, merger, sale or transfer. Failure to give or receive the notice required by this Paragraph (d) or any defect therein
     shall  not  affect  the   legality  or  validity  of  any  such   dividend,
     distribution, reclassification, consolidation, merger, sale, transfer or other action.

(e) Exercise of Conversion Rights. The Holder of any Series C Convertible Preferred Shares may exercise his/her/its option to convert such shares into Common Shares only by surrendering for such purpose to the Corporation the certificates representing the shares to be converted, accompanied or preceded by written notice (which may be transmitted by telecopier) that such holder elects to convert such shares in accordance with the provisions of this Section 5. Said notice shall also state the name or names (with addresses) in which the certificate or certificates for Common Shares which shall be issuable on such conversion shall be issued. Each certificate or certificates surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as that in which such certificate or certificates are registered, be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the Holder or his duly authorized attorney. Each conversion shall be deemed to have been effected on the date on which such notice shall have been received by the Corporation as aforesaid (the "Conversion Date"), provided that the certificates to which such notice relates are received by the Corporation no later than the third business day following the date of receipt of such notice, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become on said date the Holder or Holders of record of the shares represented thereby notwithstanding that the transfer books of the Corporation may then be closed or that certificates representing such Common Shares shall not then be actually delivered to such person. As promptly as practicable on or after the Conversion Date, but within three (3) days thereafter, the Corporation shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates representing the number of Common Shares issuable upon such conversion and shall pay or cause the payment of such Other Securities or Consideration or other property as may be payable upon conversion pursuant to Paragraphs (b) (iii) or (c) of this Section (4).

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(f)  Fractional   Shares.  No  fractional  Common  Shares  shall  be  issued  in connection with the conversion of Series C Convertible Preferred Shares into Common Shares. Instead of any fractional Common Share which would otherwise be issuable on conversion, the Corporation shall pay a cash adjustment with respect to such fractional Common Share computed on the basis of the then current fair market value of the Common Shares, as determined in good faith by the Corporation's Board of Directors.

(g) Tax on Conversion. The issuance of share certificates on conversions of Series C Convertible Preferred Shares shall be made without charge to converting shareholders for any tax in respect of the issuance thereof except any tax on the income or gain derived by the converting shareholders as a result of the issuance thereof. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue and delivery of shares in any name other than that of the Holder of the Series C Convertible Preferred Shares converted, and the Corporation shall not be required to so issue or deliver any share certificate unless and until the person or persons requesting the registration of transfer shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(h) Securities Reserved. The Corporation shall at all times reserve and keep available out of its authorized Common Shares (and any Other Securities or Consideration or property) the full number of Common Shares (and any Other Securities or Consideration or property) deliverable upon the conversion of all outstanding Series C Convertible Preferred Shares. The Corporation shall not enter into any agreement or take any action which would impair or restrict its legal authority to issue such Common Shares, Other Securities or Consideration or property upon conversion or to defeat in any way the right of the Holders of Series C Convertible Preferred Shares to receive such consideration upon conversion. In addition, whenever the Corporation is required to reserve any interest, dividends or other property payable upon conversion of Series C Convertible Preferred Shares, the Corporation shall, as to cash, deposit such amounts in one or more separate accounts for the sole benefit of the Holders of Series C Convertible Preferred Shares upon conversion and, as to other property, physically segregate or otherwise set such property aside in such a manner as to protect the rights of the Holders of Series C Convertible Preferred Shares to the receipt of such property upon conversion.

(i) Effect of Conversion. All Series C Convertible Preferred Shares which shall have been converted into Common Shares shall assume the status of authorized but unissued Preferred Shares undesignated as to series.

     5. Voting Rights.

     No Holder of Series C Convertible Preferred Shares shall be entitled to vote on any matter submitted to the shareholders of the Corporation for their vote, waiver, release or other action, except as may be otherwise expressly required by law.

     6. Amendment.

     Notwithstanding the provisions of Section 5 above, so long as any share of Series C Convertible Preferred Shares is outstanding, the Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Convertible Preferred Shares so as to affect them adversely without the affirmative vote of the Holders of a majority of the outstanding Series C Convertible Preferred Shares, voting separately as a class.

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